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                                                                    Exhibit 4.92

   AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR OPTICAL ACCESS NETWORK (OAN)
         PROJECT PACKAGE-II (DIVRE-II) NO. K.TEL.420/HK.810/ITS-00/2006,
                             DATED 29 DECEMBER 2006

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Parties:                  1.   TELKOM; and

                          2. Opnet - Olexindo Consortium, Consisting of: (1) Opnet Technologies Co., Ltd.; and (2) PT Olex Cables Indonesia (Olexindo) ("OPNET-OLEXINDO CONSORTIUM").

Scope of Agreement:       TELKOM has assigned and appointed OPNET-OLEXINDO
                          CONSORTIUM to execute OAN Project Package II..

Rights and Obligations:   OPNET-OLEXINDO CONSORTIUM

                          1. OPNET-OLEXINDO CONSORTIUM shall ensure the good performance of OAN until the expiry of warranty period;

                          2. OPNET-OLEXINDO CONSORTIUM shall ensure the service quality.

Assignment:               OPNET-OLEXINDO CONSORTIUM may not assign the right to
                          any party without the prior written consent of TELKOM.
                          TELKOM reserves the right to assign the agreement without prior approval of OPNET-OLEXINDO CONSORTIUM to and investor provided the investor gives
                          OPNET-OLEXINDO CONSORTIUM satisfactory payment assurances in accordance to this agreement. TELKOM reserves the right to assign the agreement, with the prior approval of OPNET-OLEXINDO CONSORTIUM to any of TELKOM's subsidiaries or related companies.

Termination:              TELKOM shall be entitled to unilaterally, without any
                          claim from OPNET-OLEXINDO CONSORTIUM, terminate a part or the entire agreement, if the following events occur:

                          1. If OPNET-OLEXINDO CONSORTIUM fails to materially execute the works or neglects to perform its obligation;

                          2. If OPNET-OLEXINDO CONSORTIUM becomes subject to bankruptcy, insolvency, liquidation or winding up proceedings;

                          3. If OPNET-OLEXINDO CONSORTIUM is in material breach of its obligation or repudiates this agreement.

Dispute Resolution:       1.   Both parties shall use their best efforts and
                               shall co-operate and negotiate in good faith to
                               resolve any and all disputes;
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                          2.   In the event that such disputes cannot be settled
                               amicably, the parties shall submit the dispute to arbitration under the rules of the Indonesian
                               National Board of Arbitration ("BANI").

Governing Law:            The agreement is governed by, construed and
                          interpreted in accordance with the laws of the Republic of Indonesia.
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